EXHIBIT 11.1
                                              TRIO-TECH INTERNATIONAL
                                         COMPUTATION OF EARNINGS PER SHARE
                                  (in thousands, except Earnings per Share Data)
                               NINE MONTHS ENDED         THREE MONTHS ENDED
                            MAR. 31,        MAR. 25,   MAR. 31,        MAR. 25,
                              1995            1994       1995            1994
                                  (unaudited)                 (unaudited)
Net Income (loss) before
  extraordinary Item        $    416        $   (186)  $  193          $    (54)
Extraordinary item                             1,737                        (47)
Net Income (loss)           $    416        $  1,551   $  193          $   (101)

Primary Earnings per share:

  Weighted average number
    of common shares
      outstanding              1,158             898    1,169               898

  Dilutive effect of
   stock options and
    warrants after
     application of
      treasury stock
       method                     98                      196

Number of shares used
 to compute primary
   earnings per share          1,256             898    1,365               898

Primary earnings per share:

  Net income (loss) before
    extraordinary item      $   0.33        $  (0.21)  $ 0.14          $  (0.06)
    Extraordinary item                          1.93                      (0.05)
Net income (loss) per share $   0.33        $   1.72   $ 0.14          $  (0.11)

Fully diluted earnings per share:

  Weighted average number
    of common shares
      outstanding              1,158             898    1,169               898

  Dilutive effect of stock
    options and warrants
      after application of
       treasury stock method     129                      288

Number of shares used to
 compute primary earnings
  per share                    1,287             898    1,457               898

Primary earnings per share:

  Net income (loss) before
    extraordinary item      $   0.32        $  (0.21)  $ 0.13          $  (0.06)
    Extraordinary item                          1.93                      (0.05)
Net income (loss) per share $   0.32        $   1.72   $ 0.13          $  (0.11)
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